Exhibit 10.1

AEVA TECHNOLOGIES, INC. 2021 INCENTIVE AWARD PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as may be amended from time to time, the “Plan”) of Aeva Technologies, Inc. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Performance-Based Restricted Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance-Based Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:

Number of PSUs:	, consisting of:	[__________________]

Performance Period:	[__________________]

Vesting Schedule:	[__________________]

Change in Control:	[__________________]

Dividend Equivalents:	[__________________]

* * *

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

AEVA TECHNOLOGIES, INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

[Signature Page to Performance-Based Restricted Stock Unit Agreement]

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I

GENERAL

1.1
Award of PSUs. The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the PSUs have vested.
1.2
Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3
Unsecured Promise. The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II

VESTING; FORFEITURE AND SETTLEMENT
2.1
Vesting; Forfeiture. The PSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of a PSU that would otherwise be vested will be accumulated and will vest only when a whole PSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.
2.2
Settlement.
(a)
PSUs will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than sixty (60) days after the PSU’s vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(b)
If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date.
ARTICLE III
.
TAXATION AND TAX WITHHOLDING
3.1
Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2
Tax Withholding.
(a)
The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the PSUs as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.
(b)
Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.
3.3
Section 409A. The provisions of Section 10.6 of the Plan are incorporated by reference herein as if fully set forth herein.
ARTICLE IV

OTHER PROVISIONS
4.1
Adjustments. Participant acknowledges that the PSUs, and the Shares subject to the PSUs, are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2
Forfeiture and Claw-Back. Participant acknowledges and agrees that the PSUs (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt PSUs) shall be subject to the provisions of any claw-back policy implemented by the Company or any Subsidiary, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
4.3
Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4
Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5
Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is a Section 16 Person, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8
Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.9
Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms of this Agreement.
4.11
Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.12
Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
4.13
Restrictions. In the event the Shares are no longer registered with the United States Securities and Exchange Commission (as determined by the Administrator), any Shares acquired in respect of the PSUs shall be subject to such terms and conditions as the Administrator shall determine, including, without limitation, restrictions on the transferability, repurchase rights, the right of the Company to require that Shares be transferred in the event of certain transactions, rights of first refusal, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in an exercise notice, securityholders’ agreement or in such other agreement as the Administrator shall determine, in each case in a form determined by the Administrator. The Administrator may condition the issuance of such Shares on Participant’s consent to such terms and conditions and Participant’s entering into such agreement or agreements.